Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of DoubleDown Interactive Co., Ltd. for the registration of 10,013,620 American Depositary Shares (“ADSs”), representing up to 500,681 shares of its common stock and to the incorporation by reference therein of our report dated April 4, 2022, with respect to the consolidated financial statements of DoubleDown Interactive Co., Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

September 14, 2022